Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, made and entered into on January 11, 2012 by and between Raymond James Financial, Inc (“Employer”) and John Carson (“Employee”), is hereby amended and restated as of April 20, 2012.

WHEREAS, Employee and Employer desire to enter into an employment relationship on the terms and conditions set forth in this agreement (“Agreement”), and

WHEREAS, Employee has been employed by Alpha and Company Inc. (“Alpha”) for approximately ___ years and over that time period has obtained a significant amount of Employer Confidential Information (as defined below) and as a member of Alpha’s senior management has significant influence and persuasion over Alpha’s employees, and

WHEREAS, Employee is being employed by Employer in conjunction with the execution of an agreement by Raymond James Financial, Inc. (“RJF”), and Rho Financial Corporation, wherein upon consummation of the transactions described therein (collectively, the “Transaction”), RJF will own all of the outstanding shares of Alpha (“Stock Purchase Agreement”), and

WHEREAS, this Agreement is a critical component of RJF’s decision to execute the Stock Purchase Agreement and Employer is relying upon Employee’s agreement to abide by the terms and conditions herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, Employer and Employee agree as follows:

1. Employment Term. Employer agrees to employ Employee under the terms of this Agreement, and Employee agrees to be so employed, for a two (2) year term commencing on the date of consummation of the Transaction and terminating on the second anniversary thereof (“Employment Term”), for the purpose of Employee rendering services to Employer.

2. Conditions to Employer’s and Employee’s Obligations. It is a condition precedent to Employee’s employment and continued employment under this Agreement that:

(a) The Stock Purchase Agreement referenced above is fully executed, and the Transaction anticipated under the Stock Purchase Agreement is consummated. In the event that the Stock Purchase Agreement is not executed and/or the Transaction is not consummated, this Agreement will be null and void.

(b) Employee holds and maintain in good standing (without limitations) all licenses, permits and certifications necessary to carry out Employee’s duties for Employer.

(c) Employee shall have no obligation under this Agreement in the event that the Stock Purchase Agreement is not executed and/or the Transaction is not consummated by September 31, 2012 (or such later date as agreed to by Employee), or if prior to the consummation of the Transaction, Employee’s employment with Alpha is terminated as a result of his death or disability.

3. Employee Representation:  Employee acknowledges and agrees that this Agreement contains Employer’s confidential and proprietary information and, therefore, constitutes Employer’s Confidential Information (as defined below). Accordingly, Employee represents and agrees that Employee will not disclose this Agreement to anyone except for Employee’s tax, legal or other advisors or family members, except as otherwise provided by law and in paragraph 10(g) below. Employee further represents and agrees that Employee will abide by all of the requirements set forth in Section 11 below with respect to the disclosure of Confidential Information pursuant to an order of a court of competent jurisdiction or other judicial authority.

4. Compensation.

(a) For services rendered under this Agreement, Employee shall receive a salary of $300,000 per annum and bonuses as follows for the Employment Term.  For the period April through September 2012, Employee will be eligible for a guaranteed bonus of $100,000, and a bonus of $1.25 million subject to satisfaction of the Retained Revenue Performance Metric, both payable in December 2012.  For the period October 2012 through September 2013, Employee shall receive a guaranteed bonus of $2.7 million (“2013 Bonus”), payable in December 2013.  For the period October 2013 through March 2014, Employee shall receive a guaranteed bonus of $1.35 million (“2014 Bonus”), payable in May 2014.  The 2013 Bonus and 2014 Bonus may be subject to performance metrics to the extent agreed by Employee and Employer.  The salary and bonuses referenced above will be paid less any applicable deductions and withholdings. In addition, any bonus awards in excess of $250,000 shall be paid, in part, in RJF restricted stock units (RSU’s) subject to the price, vesting and other provisions of RJF’s 2012 Stock Incentive Plan then in effect. Furthermore, in order to receive any bonus awards, Employee must be in an “active working status at the time of payment of such bonus award. For purposes of this Agreement, “active working status” means that Employee has not been terminated (or been given notice of Employee’s termination) or resigned (or given notice of Employee’s resignation).

(b) In addition to the salary, bonus and restricted stock opportunity described above, Employer shall provide Employee such other benefits as are routinely provided by Employer to similarly-situated employees (e.g., paid vacation, group health insurance, 401(k) plan).

(c) For purposes of this Agreement, the “Retained Revenue Performance Metric” shall be deemed satisfied if, as determined by the Compensation Committee of Employer’s Board of Directors, during Employee’s employment the “Retained Revenue” results for the lines of business identified  in Sections 2.3(a)(i), (ii) and (iii) of the Stock Purchase Agreement in the aggregate equal or exceed for the performance period ending on the “Purchase Price Measurement Date” (as defined in the Stock Purchase Agreement)  seventy-two percent (72%) of the “2011 Gross Revenues” as defined in Section 2.3(b) of the Stock Purchase Agreement.

5. Conditions of Employment. Employee hereby accepts employment with Employer on the terms and conditions set forth in this Agreement. Employee agrees that, during the employment, Employee will devote full time and attention to the rendition of services on behalf of Employer and to the furtherance of Employer’s best interests. Any Employee outside business activities and investments must be submitted in advance for approval by Employer. Employee agrees that any such outside business activities and/or investments must not be competitive with Employer and must not interfere with Employee’s duties to Employer under this Agreement. Employee agrees that, in the rendition of services to Employer and in all other aspects of Employee’s employment, Employee will comply with the policies, standards, work rules, and regulations established by Employer from time to time (including, without limitation, its “insider trading” prohibitions) and with the applicable laws, regulations and codes of ethics relating to or regulating the profession and the industry.

6. Employee’s Duties.

(a) Employee shall serve Employer as President, RJF, and shall generally have similar responsibilities and job functions as currently performed by Employee for Alpha and such other duties as may be assigned by Employer from time-to-time. Employee will not engage in similar activity during Employee’s employment except as an employee of Employer unless otherwise authorized in writing by Employer.

(b) Employee shall have no authority to enter into any contracts or obligations binding upon Employer except as such contracts or obligations shall be specifically authorized by Employer.

7. Retention Bonus: Employee will be eligible to receive a special retention bonus of $3.5 million dollars in RSU’s (“Retention Bonus”) to be granted on or about the date of the next regularly scheduled RJF Board of Directors meeting (“date of grant”).  Subject to satisfaction of the “Retained Revenue Performance Metric,” the Retention Bonus shall vest and settle at the end of three (3) years from the date of the grant.  Except as otherwise provided herein, the Retention Bonus shall be subject to the pricing, and other provisions of RJF’s 2012 Stock Incentive Plan in effect on the date of grant.  Again subject to satisfaction of the Retained Revenue Performance Metric, if Employee is terminated by Employer other than “for Cause,” (as defined below), or Employee resigns from employment with Good Reason (as defined below), then the Retention Bonus RSU’s shall continue to vest and settle on the third anniversary of the date of grant, provided Employee is not in breach of the Non-Competition and Non-Solicitation provisions set forth in Section 10 below on such scheduled date of vesting/settlement, and Employee signs a severance agreement containing a release of all claims against Employer (in a customary form to be supplied by Employer to Employee). Notwithstanding the foregoing, nothing in this provision is intended to extend the term of Employee’s employment set forth above or otherwise alter the at will status of Employee’s employment.

8. Termination.

(a) Employee’s employment under this Agreement may be terminated immediately by Employer for Cause. “Cause” as used in this Agreement shall mean (1) Employee ceases to be properly licensed/permitted/certified as necessary to perform Employee’s duties for Employer (excluding where Employee provides satisfactory justification for any such failure to remain licensed/permitted/certified and any such period of non-compliance is immaterial, as determined by Employer in good faith, and Employee cures such defect within 30 days) or (2) After notice to Employee and a reasonable opportunity to cure, Employee shall fail to comply in any material respect with the policies, standards, work rules, or regulations established by Employer from time to time or (3) Employee shall fail to comply diligently, carefully and satisfactorily with Employee’s obligations under this Agreement, including fulfilling the duties described in Section 6 hereof, in any material respect, as reasonably determined by Employer in good faith or (4) Employee is arrested and charged with a felony or a criminal misdemeanor alleging fraud, theft or other crime of integrity or (5) Employee is arrested and charged with any other felony which materially compromises Employee’s ability to perform services for Employer, as reasonably determined by Employer in good faith or (6) Employee otherwise engages in activities that bring Employer into public disrepute or (7) that causes or is reasonably expected to cause material harm to Employer. In any such termination “for Cause,” Employee shall receive only such salary as Employee has accrued through the date of termination and nothing further. Employee’s employment under this Agreement, may also be terminated as a result of Employee’s resignation for “Good Reason” within sixty (60) days following the occurrence, without Employee’s express written consent, of any of the following events: (A) a change in the geographic location of Employee’s principal place of performance of his services hereunder from Memphis, Tennessee that increases his one-way commute from his primary residence at the time of such change by at least thirty (30) miles or (B) a material breach by Employer of this Agreement, in each case, that is not cured by Employer within thirty (30) days after receiving written notice from Employee (specifying in detail the event or circumstances) with such notice having been provided within thirty (30) days after Employee has knowledge that an event constituting Good Reason has occurred. Any resignation by Employee for Good Reason shall be treated as a termination by Employer other than “for Cause”. A termination of employment at the end of the Employment Term shall be treated as a resignation by Employee for Good Reason.

(b) Employee’s employment under this Agreement may also be terminated immediately by Employer for Cause or if for other than “for Cause” upon thirty (30) days advance notice to Employee. If Employee is terminated by Employer other than “for Cause,” or Employee resigns for “Good Reason”, Employee will receive (1) any salary and guaranteed minimum bonus payments that Employee would have otherwise received during the remaining Employment Term (in cash), (2) any bonuses subject to performance metrics will be paid to the extent such performance metrics are satisfied, and (3) any unvested RJF RSU’s issued to Employee during the term of this Agreement including but not limited to the Retention Bonus RSUs shall vest and settle in accordance with their original vesting and settlement schedule, provided that Employee signs a severance agreement containing a release of all claims against Employer (in a customary form, to be supplied by Employer). Such severance benefits will be paid sixty (60) days after the date of termination provided that Employer receives from Employee the valid severance agreement and release and the release becomes effective prior to such date, and shall be paid less any applicable deductions and withholdings.  Notwithstanding the foregoing, in that event bonuses subject to performance metrics shall be paid to the extent performance metrics are satisfied pursuant to their payment terms.  Except as otherwise set forth herein, Employee will not receive any additional salary or bonus amounts whatsoever.

(c) If Employee wishes to resign employment under this Agreement, Employee must provide ninety (90) days’ written notice to Employer. Employer may, at its option, then place Employee on a paid leave of absence for the notice period (during which period Employee will be paid only a pro-rated portion of Employee’s annual salary) or, notwithstanding any other provisions of this agreement or any Employer policies to the contrary, Employer may change Employee’s duties and responsibilities in any manner as it deems appropriate during the 90-day notice period. Employee will not receive any severance pay in conjunction with a resignation of employment without Good Reason.

(d) On termination of this Agreement, or whenever requested by Employer, Employee will immediately return to Employer all property, including keys, cell phones, credit cards, access cards, passwords, file-access methods or protocols, computers/laptops/PDAs (including all software, drives and peripherals), and all originals and copies of documents, files or information (whether the originals/copies are hardcopies or are stored on a computer drive or in any electronic media) in Employee’s custody or control which Employee obtained from Employer or any of its customers, vendors or employees (all documents, files and information being returned unaltered and unencrypted).

9. Employer-Employee Relationship.

(a) Employee acknowledges that only Employer shall manage its business. The hiring and firing of Employer’s other personnel shall be at the sole and absolute discretion of Employer. Nothing herein contained shall be construed to give Employee any interest in the tangible or intangible assets of Employer.

(b) Employee’s employment with Employee is on an at will basis.

10. Non-competition and Non-solicitation.

(a) Employer and Employee agree that, due to Employer’s efforts, it is the owner of numerous trade secrets and sensitive business information, and it has developed significant goodwill among Employer’s customers, investors, employees and the general public, and that each of those assets would be very valuable to Employer’s competitors. Employer and Employee agree that Employee is or will be given possession of such trade secrets and sensitive information, that Employee will enjoy the benefits of Employer’s goodwill and that Employee will develop valuable contacts and relationships with Employer’s customers, potential customers, vendors, employees and members of the general public because of Employee’s employment by Employer. Employee and Employer also acknowledge that RJF’s willingness to enter into the Purchase Agreement is predicated upon the continued services of Alpha’s key employees, including Employee. Therefore, Employee and Employer agree that Employee will not without Employer’s prior written consent:

(i) for the two-year Employment Term or for a one (1) year period after Employee’s last day of employment in the event that Employee’s employment ends during the Employment Term, whichever period ends later, engage with any Competing Business, directly or indirectly, within a radius of 100 miles of any Employer office, whether Employee is engaged with the Competing Business as an employee, consultant, contractor, agent, owner, partner, member, joint venturer, officer, director or stockholder; a “Competing Business” is any person or entity that competes with Employer or is engaged in, or endeavoring to engage in any business or service conducted or offered by Employer including, without limitation, financial and investment advisory services and products, research or development of financial products, corporate finance and capital markets activities or which provides such advice/services that Employee provided on behalf of Employer during the last twenty-four months of employment; however, nothing in this Agreement prevents Employee from owning not more than 2% of the equity of a publicly-traded entity;

(ii) for the two-year Employment Term or for a one (1) year period after Employee’s last day of employment in the event that Employee’s employment ends during the Employment Term, whichever period ends later, persuade or attempt to persuade, directly or indirectly, any customer, vendor, contractor, or other person or entity that has a relationship or potential relationship with Employer to not do business with Employer, to cease doing business with Employer or to otherwise alter a relationship with Employer; or

(iii) for two (2) years after the end of Employee’s employment by Employer (whether or not the employment ends during or after the term of this Agreement), solicit or induce, or assist others in soliciting or inducing, directly or indirectly, any Employer employee, independent contractor or consultant, or person known by Employee to be recruited by Employer to become an employee, independent contractor or consultant, to end, modify or forego a relationship or potential relationship with Employer or to work for or engage with any Competing Business.

(b) Furthermore, Employer and Employee agree that this Agreement constitutes Employer’s Confidential Information (as defined below) and that during the course of Employee’s employment and of being offered the opportunity to enter into this Agreement, Employee has become familiar with, among other things, valuable information about Employer’s business, customers and potential business ventures. Therefore, in consideration of Employer’s offer of employment and providing this Agreement, Employee agrees that if Employee executes this Agreement prior to the execution of the Stock Purchase Agreement and/or prior to the Transaction being consummated, and Employee revokes or otherwise cancels (Cancelation) his or her acceptance of this Agreement at any time prior to the transaction being consummated, and the transaction is subsequently consummated, Employee will not, during the period between such Cancelation and:

(i) beginning on the date that the transaction is consummated and continuing through twelve (12) month thereafter, engage with any Competing Business, directly or indirectly, within a radius of 100 miles of any Employer office in any capacity defined above in subsection (a)(i);

(ii) beginning on the date that the transaction is consummated and continuing through twelve (12) months thereafter, persuade or attempt to persuade, directly or indirectly, any customer, vendor, contractor or other person or entity that has a relationship or potential relationship with Employer not to do business with Employer, to cease doing business with Employer or to otherwise alter a relationship with Employer; or

(iii) beginning on the date that the transaction is consummated and continuing through twelve (12) months thereafter, solicit or induce, or assist others in soliciting or inducing, directly or indirectly, any Employer employee, independent contractor or consultant, or person known by Employee to be recruited by Employer to become an employee, independent contractor or consultant, to end, modify or forego a relationship or potential relationship with Employer or to work for or engage with any Competing Business.

(c) Notwithstanding any other provisions of this section to the contrary, if Employee’s employment with Employer is terminated on the second anniversary or if Employee resigns more than two years after Employee’s execution of this Agreement or if Employee’s employment is terminated by Employer other than “for Cause” (as “Cause” is defined above) or Employee resigns for Good Reason at any time, Employee will not be bound by the provisions of paragraphs 10(a)(i) and 10(a)(ii), above, but Employee will remain bound by paragraph 10(a)(iii).

(d) Employer and Employee agree that, if any portion of this section is held to be unreasonable, arbitrary, or against public policy by any court or tribunal, or if the applicable law on which this section is founded is changed in any manner so as to limit its enforceability, the section shall be enforced against Employee for a shorter period of time or in a smaller geographic area or otherwise as is determined by the tribunal to be reasonable, non-arbitrary and not against public policy.

(e) Employee agrees that Employee’s breach of any part of this section will not be adequately compensated by monetary damages and, therefore, Employee consents to the entering of an injunction to enforce this section. If Employer shall make application for injunctive relief to enforce this section, then and in that event the period of time for the application of the restrictive covenant shall be tolled for a period commencing with Employee’s acts which create the claim for injunctive relief and terminating with the date of final adjudication of the petition for injunctive relief, if granted.

(f) Employee agrees that the restrictions contained in this section are reasonable and necessary to protect and preserve Employer’s legitimate business interests. Employee agrees that the duration of the restrictions in this section will be extended by, and their expirations tolled during, any period of time in which Employee is in breach of the restrictions.

(g) Employee agrees to participate in an exit interview at the time of leaving employment by Employer and, at that meeting, to disclose Employee’s future business/employment plans and to reaffirm in writing Employee’s post-employment obligations to Employer. Further, Employee agrees to notify potential employers of Employee’s post-employment obligations to Employer under this Agreement.

11. Confidentiality.

(a) Employee will be dealing with Employer’s Confidential Information (as defined below) that is Employer’s property, is used in the course of Employer’s business and is critical to Employer’s success. Therefore, Employee agrees that, including during and after employment by Employer, Employee will not at any time, in any fashion, form, or manner, either directly or indirectly, disclose, remove or communicate to any person or entity in any manner whatsoever any Confidential Information of any kind, nature, or description without regard to whether any or all such information would be deemed by Employee to be confidential, material, or important except as such disclosure, removal or communication is necessary in the ordinary course of Employee performing services for Employer or is authorized in writing by Employer. Further, Employee will take reasonable precautions to ensure that Confidential Information is not improperly disclosed, removed or communicated by other employees.

(b) “Confidential Information” means information which is in print, audio, visual, digital, electronically-stored or in other forms and formats which Employer has acquired and keeps confidential or is not otherwise known publicly or known to Employer’s competitors.  Confidential Information includes Employer’s trade secrets, information about Employer’s business or potential business ventures, the names and account information of Employer’s customers or potential customers (e.g., customer lists, contact and account information), business or marketing plans and strategies, financial data (including profit, profit-margin and pricing data and information about the compensation Employer obtains or has obtained for its products and services), business research reports and data, operations processes, methodologies and innovations, personnel files and information about Employer’s employees and applicants, or any other non-public information concerning the business of Employer, its manner of operation or its plans, processes, personnel or other data of any kind, nature, or description which is maintained in confidence and provides competitive advantage to Employer or would be hurtful to it if known by a Competing Business. “Confidential Information” does not include any information known by Employee prior to employment by Employer or information generally known to the public or information which Employee is required to disclose pursuant to an order of a court of competent jurisdiction or other judicial authority (providing that, in the latter situation, Employee will provide Employer at least three business days’ notice in writing of the disclosure obligation and Employee takes reasonable steps to ensure that the information is disclosed only subject to a protective order or under seal). Employer and Employee hereby agree that, as between them, the Confidential Information is important, material and confidential, and gravely affects the effective and successful conduct of Employer’s business and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement that will subject Employee to claims for substantial damages.

(c) Employee and Employer agree that any inconsistency between the provisions of this section and the provisions of Employer’s business ethics policy Certification will be resolved in favor of the provision providing the greatest protection for Employer’s confidential or trade secret information.

12. Death.  If Employee dies during the term of employment under this Agreement, Employer shall pay to Employee’s estate (a) the salary which would otherwise have been payable to Employee up to the end of the month in which death occurs, and (b) a payment equal to a pro-rata amount of the bonus that likely would be payable to Employee for that portion of the fiscal year that Employee had completed based on the number of full months that Employee worked in such fiscal year. Both the salary and bonus payments will be paid as soon as administratively practicable subsequent to the date of Employee’s death, and less any applicable deductions and withholdings. Any RSU’s awarded to Employee prior to death pursuant to this Agreement shall immediately vest upon his death. Employer shall have no further financial obligations to Employee or to his estate.

13. Enforcement.

(a) Any dispute between Employer and Employee arising out of this Agreement or Employee’s employment under this Agreement shall be resolved pursuant to the arbitration procedures of the Financial Industry Regulatory Authority (“FINRA”) and its Code of Arbitration Procedures then in effect. Simultaneously with the institution of an arbitration proceeding by either party, Employer may at its option file for an injunction seeking to restrain Employee’s breach (or threatened breach) of this Agreement pursuant to paragraph 10(e), above. In any such arbitration, a party shall be entitled to specific performance, injunctive relief and all other remedies as determined by a panel of duly-appointed arbitrators. Any dispute resolution proceedings between Employer and Employee arising out of this agreement must be held in Memphis, Tennessee unless it shall become necessary for Employer to institute proceedings in a different tribunal or a different jurisdiction in order to obtain an order restraining or enjoining Employee’s breach (or anticipated breach) of this Agreement.

(b) In the event it should become necessary for either party to retain the services of an attorney to enforce the terms of this Agreement, or to appear in any proceeding seeking a declaration of the parties’ rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, including any attorneys’ fees and costs incurred as a result of appellate proceedings (regardless of the party initiating the appeal).

14. Miscellaneous.

(a) Employee represents that Employee is free to be employed by and perform services tor Employer, that is, there are no legal or contractual restraints arising from any prior employment or business activity which may limit Employee’s activities on behalf of Employer and Employer represents that it has the full authority to enter into this Agreement.

(b) This Agreement shall not supersede, replace or diminish Employee’s common law obligations to Employer (both during and after employment).

(c) The performance and interpretation of this Agreement will be governed by the laws of the State of Tennessee without reference to its conflicts of laws principles.

(d) Waiver by Employer of Employee’s breach of any provision of this Agreement, or Employer’s waiver of a breach of any similar agreement with any other employee of Employer, shall not operate or be construed as a waiver by Employer of any subsequent breach by Employee. Further, any claims of Employee against Employer will not relieve Employee of the post-employment obligations imposed by this Agreement or constitute a defense to Employer’s enforcement of this Agreement.

(e) This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee and their respective successors, heirs, and legal representatives. Employee expressly agrees that Employer may assign this Agreement without notice to or additional consent of Employee.

(f) Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to the party entitled to such notice.

(g) If any provisions of this Agreement are held to be unenforceable for any reason by any court or tribunal, such unenforceability shall not affect the remainder of this Agreement which shall remain in full force and effect and be enforceable in accordance with its terms.

(h) As used in this Agreement, the term “Employer” shall mean Raymond James Financial, Inc as well as its past, present and future (i) parents, subsidiaries and affiliated organizations; (ii) insurers, benefit plans, trustees, and benefit administrators and their respective pension, profit-sharing, savings, health, trusts, and other employee benefit plans of any nature as well as their respective trustees and administrators; (iii) directors, officers, employees, agents, attorneys, representatives and shareholders as well as those of its parents, subsidiaries and affiliated organizations and (iv) the heirs, personal representatives, successors and assigns of the persons or entities described in the preceding portions of this subparagraph.

15. Code Section 409A.

(a) Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 15(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 8(b) of this Agreement. It is intended that all cash severance payments under this Agreement, if any, satisfy the short-term deferral rule.

(b) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined in this Section 15(b)) will become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to Employee’s death), and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Employee’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 15(b) above. For purposes of this Section 15(c), “Section 409A Limit” will mean two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding the Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurs.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Employer and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

16. Entire Agreement. This Agreement and Employer’s annual business ethics policy and certification contain the entire agreement between the parties concerning Employee’s employment by Employer. The Agreement and the provisions of this paragraph may not be changed or amended except by a subsequent agreement in writing signed both by Employer and Employee.

IN WITNESS WHEREOF Employer and Employee have executed this Agreement.

/s/ John C. Carson, Jr.                                                        Raymond James Financial, Inc
Employee

Date:   April 25, 2012                                                          By: /s/ Paul C. Reilly

  Date:   April 25, 2012